Exhibit 10.2

2008 Performance Share Grant Terms and Conditions
Pursuant to the Brunswick Corporation 2003 Stock Incentive Plan (the “Plan”)

Grant
 Shares of Brunswick Corporation common stock (the “Common Stock”) where the number of shares delivered is based on attainment of certain Performance Criteria set forth herein.  Shares subject to this Grant shall be referred to herein as “Performance Shares”.

Grant Date	March 13, 2008
Performance Period	3-year period commencing January 1, 2008 and ending December 31, 2010.
Target Award	Performance Shares is the target against which Performance Criteria will apply.
Performance Criteria
• Performance metrics are tied to specific financial goals related to transformational success.

• Payout of 50% to 125% of the Target Award is based solely on performance against Performance Criteria (sales per salaried employee, sales per capital employed, and return on capital employed) as approved by the Human Resources & Compensation Committee.  Each of the Performance Criteria shall be weighted equally.

• Plus an additional 25% of the Target Award if Brunswick’s Common Stock price is $25 or more (determined as the average for last 20 business days of the Performance Period) and relative total shareholder return (TSR) performance versus the S&P 500 is equal to or greater than the 60th percentile as of the performance measurement date (December 31, 2010).

• No Performance Shares shall be delivered pursuant to this Grant should Brunswick’s Common Stock price not exceed $20 (average for last 20 business days of the Performance Period).

• Funding shall be based on interpolation between payout levels.

Termination of Employment
In the event of a Grantee’s termination of employment for any reason prior to the end of the Performance Period, the Performance Shares shall be forfeited; provided that in the event of the Grantee’s termination of employment due to death or Long-Term Disability (as defined below), the Grantee shall be entitled to a Pro-Rata Portion of the Performance Shares that would otherwise be paid out at the end of the Performance Period in accordance with the foregoing.  For purposes of the foregoing sentence, Pro-Rata Portion shall mean the product of (x) the number of Performance Shares that would otherwise be paid out at the end of the Performance Period and (y) a fraction, the numerator of which is the number of days that have elapsed since the beginning of the Performance Period through the date of termination of the Grantee’s employment due to death or Long-Term Disability, and the denominator of which is the number of days in the Performance Period.  Such Performance Shares shall be delivered to the Grantee in accordance with the terms of this Grant under "Timing of Distribution."  Fractional shares shall be rounded down to the nearest whole share.  The portion of the Grant that does not vest as a result of the Grantee's termination of employment due to death or Long-Term Disability shall be forfeited.

Timing of Distribution
• Performance Shares shall be delivered to the Grantee as soon as administratively practical after attainment of the Performance Criteria has been certified by the Human Resources and Compensation Committee and the number of shares (which shall be rounded down to the nearest whole share) to be delivered has been determined by the Human Resources and Compensation Committee, but in no event later than 60 days after the end of the Performance Period.

• Notwithstanding the foregoing provisions, in the event that (i) the Grantee is a "Covered Employee" (as defined under Section 162(m) of the Internal Revenue Code of 1986 (the “Code”), as amended) with respect to the taxable year in which the Performance Shares would otherwise be delivered, and (ii) the sum of the value of the Performance Shares deliverable to the Grantee and other compensation payable by Brunswick to the Grantee with respect to such taxable year exceeds $1.5 million, the portion of the Performance Shares that, when added to such other compensation would result in the Grantee receiving total compensation in excess of $1.5 million shall be converted into deferred stock units and be automatically deferred pursuant to Brunswick's Automatic Deferred Compensation Plan.  Performance Shares converted into deferred stock units shall be payable to the Grantee in accordance with the terms of the Automatic Deferred Compensation Plan.

Exhibit 10.2

Change in Control
On a Change in Control (as defined under Section 409A of the Internal Revenue Code (the “Code”)), a Pro-Rata Portion of the Grant shall vest, and the remainder of the Performance Shares shall be forfeited.  For purposes of the foregoing sentence, Pro-Rata Portion shall mean the product of (x) the number of Performance Shares subject to 100% of the Target Award and (y) a fraction, the numerator of which is the number of days that have elapsed since the beginning of the Performance Period through the Change in Control, and the denominator of which is the number of days in the Performance Period.  Fractional shares shall be rounded down to the nearest whole share.  Such vested Performance Shares shall be delivered on the date of the Change in Control.

Tax Withholding	Tax withholding liability must be paid via share reduction upon distribution.
Additional Terms and Conditions
• This Grant is subject to terms of the Plan.  To the extent any provision herein conflicts with the Plan, the Plan shall govern; provided that the definition of Change in Control shall be determined under this grant.  To the extent that any provision herein conflicts with any other agreement or understanding between the Grantee and Brunswick, the terms of this Grant shall govern.  The Human Resources and Compensation Committee of the Board administers the Plan.  The Committee may interpret the Plan and adopt, amend and rescind administrative guidelines and other rules as deemed appropriate.  Committee determinations are binding.

• “Long-Term Disability" shall mean the Grantee's mental or physical condition which would render the Grantee eligible to receive disability benefits under Brunswick's long-term disability plan then in effect.

Nothing contained in this Grant or the Plan shall constitute or is intended to create a contract of continued employment.  Employment is at-will and may be terminated by either the Grantee or Brunswick (including affiliates) for any reason at any time.